Exhibit 99.1

January 21, 2005

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares

Five Percent Stock Dividend

LOUISVILLE, KY – The Board of Directors of Republic Bancorp, Inc. (Republic or Company) (NASDAQ: RBCAA), holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, declared a five percent (5%) stock dividend to be paid on April 29, 2005 to shareholders of record as of March 25, 2005. The stock dividend is in addition to Republic’s quarterly cash dividend that was announced yesterday.

Class A shareholders will receive five additional shares of Class A Common Stock for every 100 shares currently owned. Class B shareholders will receive the same ratio of Class B Common Stock. A cash payment will be made in lieu of any fractional shares. The amount of cash in lieu of fractional shares will be based on the March 25, 2005 closing stock price.

“We are extremely excited about the success we have had at Republic in our brief 22 year history and remain very optimistic about our future opportunities.  We believe that stock dividends create long-term shareholder value and are proud to be able to reward our shareholders with a 5% stock dividend for the second straight year.  Our shareholders can be certain that all of our associates remain committed to delivering innovative products and services, which benefit the current well-being of Republic, while also building on the long-term value of the Company.  On behalf of all of Republic’s associates, I would like to thank our dedicated shareholders for their continued support,” commented Steve Trager, President and CEO of Republic.

Neighborhood Banking. Republic Bancorp, Inc. (Republic), has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville, with one under construction in Owensboro; Republic Bank & Trust Company of Indiana with 2 banking centers in Jeffersonville and New Albany, Indiana; Republic Finance (LPO) with two offices in Louisville; as well as Republic Bank Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at

www.republicbank.com. Republic has approximately $2.5 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, KY, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.